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                                                               EXHIBIT 99(A)(11)

                             THOR INDUSTRIES, INC.
                               SUPPLEMENT TO THE
                               OFFER TO PURCHASE
                                 FOR CASH UP TO
                                 500,000 SHARES
                              OF ITS COMMON STOCK
                              AT A PURCHASE PRICE
                         NOT GREATER THAN $26 PER SHARE
                          NOR LESS THAN $24 PER SHARE
                             DATED OCTOBER 17, 1996

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THE OFFER HAS BEEN EXTENDED. THE OFFER, PRORATION PERIOD AND
WITHDRAWAL RIGHTS NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON THURSDAY, NOVEMBER 21, 1996, UNLESS THE OFFER IS
FURTHER EXTENDED
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    This Supplement (the "Supplement") amends and supplements the Offer to
Purchase dated October 17, 1996 (the "Offer to Purchase") with respect to the invitation by Thor Industries, Inc. (the "Company") to its stockholders to tender shares of its common stock, par value $0.10 per share (the "Shares" or the "Common Stock"), to the Company at prices, net to the sellers in cash, not greater than $26 nor less than $24 per Share, as specified by stockholders tendering Shares upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented hereby, and in the related Letter of Transmittal (which together constitute the "Offer"). This Supplement should be read in conjunction with the Offer to Purchase previously mailed to stockholders, and the information contained in the Offer to Purchase is amended to the extent that such information is inconsistent with the information contained herein. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Offer to Purchase.

RECENT DEVELOPMENTS

    On November 14, 1996, Wade F. B. Thompson, Chairman, President and Chief Executive Officer of the Company, sold 150,000 Shares to Peter B. Orthwein, Vice Chairman and Treasurer of the Company. After the aforementioned transaction, as of November 14, 1996, directors, executive officers and affiliates of the Company owned 4,021,812 of the Company's Shares (approximately 46.5% of the outstanding Shares). Mr. Thompson, who indicated previously that he would tender 150,000 Shares, has indicated that now he does not intend to tender any Shares pursuant to the Offer. Mr. Orthwein, who indicated previously that he would tender 30,000 Shares, has indicated that now he intends to tender 180,000 Shares (2.1% of the outstanding Shares as of November 14, 1996) pursuant to the Offer.
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LETTERS OF TRANSMITTAL

    The Company has not printed or distributed new Letters of Transmittal or other ancillary documents in connection with this Supplement. Stockholders should use the originally distributed Letters of Transmittal and ancillary documents, as appropriate. If needed, additional copies of such documents may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 269-5550
                    ALL OTHERS CALL TOLL FREE (800) 829-6551

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

               The date of this Supplement is November 14, 1996.